2857 Hartwick Pines Dr., Henderson, Nevada 89052

Tel: 702-617-8832,Fax: 702-617-8836

www.twinfaceseast.com ▪ OTCBB: TFAC

CONSULTING AGREEMENT

This Consulting Agreement for the exchange of consulting services for fees is by and between Twin Faces East Entertainment Corporation (TFAC), a Nevada Corporation located at 2857 Hartwick Pines Dr., Henderson, NV 89052 and Bart Pellegrino 3200 Expressway Dr. South, Islandia NY 11749 of New York, (Bart) of collectively referred to as "The Parties".

WHEREAS, TFAC is a developer of intellectual and entertainment properties, and

WHEREAS, Bart has worldwide connections and networking contacts in development and project distribution in the family entertainment business in particular for TFAC's projects "The Town That Arrested Santa" and "Einstein, the Real Man",

NOW, THEREFORE,in consideration of the mutual covenants provided herein, The Parties agree as follows:

Bart shall provide consulting services to TFAC for development and distribution of its intellectual properties,

TFAC shall compensate Bart for these services as follows:

  One Hundred Thousand Dollars ($100,000) in fees payable the earlier of receipt of funds from the Promissory Notes from either Michael Smolanoff or Johnnie King in any amount, or from funding received by TFAC from any outside source in the amount of $500,000 or greater, and,

  One Hundred Seventy Five Thousand (175,000) shares of restricted (rule 144) company stock to be issued in the name of Bart Pellegrino not later than January 10th,2005.

The term of this Agreement is from the date of signing until the "Termination Date" of May 31st,2005 at which time all obligations under this Agreement shall cease, provided Bart is paid in full. The "Payment Date" of this Agreement is February 28th,2005,the approximate midpoint of this Agreement.

In the event Bart is not paid in full prior to the Payment Date, additional consulting fees will be accrued until fully paid at the rate of five thousand dollars ($5,000) per month commencing March 1,2005. As an additional inducement for the consulting services to be provided, Michael Smolanoff and Johnnie King each personally guaranty the payment of this Agreement from the proceeds of their respective pending legal actions that have already been witnessed and hypothecated to TFAC. Further, should Bart require and legal action in pursuit of collection for obligations under this Agreement after the Termination Date, all associated legal costs will be borne by TFAC.

IN WITNESS THEREOF, TFAC, Bart Pellegrino, Johnnie King, and Michael Smolanoff have executed this Agreement effective as of the date signed below.

/s/ Michael Smolanoff	11/11/2004
Michael Smolanoff, President	Date
Twin Faces East Entertainment Corporation

/s/ Bart Pellegrino	11/11/2004
Bart Pellegrino, an individual	Date

Personal Guaranty as to the performance and payments of this Agreement by:

/s/ Michael Smolanoff	11/11/2004
Michael Smolanoff, personally as an individual	Date

/s/ Johnnie King	11/11/2004
Johnnie King, personally as an individual	Date

/s/ Stanley L. Teeple	11/11/2004
Witness ,signature	Date

/s/ Stanley L. Teeple
Witness, name printed